Summary
Chief Financial Officer and Chief Legal Officer Annual Bonus Plan

Maximum bonus in terms of base salary:	Chief Financial Officer (CFO) – 2.25X Chief Legal Officer (CLO) – 2.00X
Required deferral:
CFO – bonus greater than 1.75X base salary
CLO – Bonus greater than 1.50X base salary
All deferral amounts will be paid in restricted stock units (RSUs) that proportionally vest over three years but are not delivered until the end of the third year.

Bonus formula:
Two parts:
A – Economic plan performance, the sum of 0.8 percent of modified EBITDA, as defined in the 2010 Annual Executive Bonus Plan, plus 0.2 percent of modified free cash flow, as defined in the plan, subject to a maximum of 1.6 X base salary for the CFO and 1.4 X base salary for the CLO
B – Objectives performance
CFO – 0.65X base salary maximum
CLO – 0.60X base salary maximum

Negative judgment:	May be applied on both economic and objectives performance Economic performance also may be subject to adjustment based on relative performance analysis
Claw back:
If the board of directors determines that there was executive misconduct in a prior period in the preparation of the financial results for that period, the compensation committee will determine whether the restatement was material and was a result of executive misconduct in preparation of the financial information and, if so, to what extent “covered payments” should be returned to the Company to the extent that such payments were overstated as a result of the change in financial condition. Covered payments include cash incentives paid to the executive found to have actively participated in the executive misconduct for performance during the fiscal year(s).

Chief Financial Officer Objectives

	Objective	Min	Max
1	Timely and accurate filings of periodic reports	$(15,000)	$30,000
2	Key SAP milestones	$(10,000)	$10,000
3	Financial due diligence	$(30,000)	$30,000
4	Monitoring of credit collection	$(60,000)	$60,000
5	Hiring, development and succession planning	$(50,000)	$50,000
6	Cost savings initiatives	$-	$30,000
	Total	$(165,000)	$210,000

Chief Legal Officer Objectives

	Objective	Min	Max
1	Timely and accurate filing of periodic reports	$(7,500)	$15,000
2	Meeting deadlines for due diligence	$(40,000)	$40,000
3	Timeliness and accuracy of requested analysis by Chairman and CEO	$(40,000)	$40,000
4	Litigation	$-	$45,000
5	Cost saving initiatives	$-	$30,000
6	Overall judgment	$(20,000)	$20,000
	Total	$(107,500)	$190,000